Exhibit 10.8

Confidential Treatment Requested by

Pacific Biosciences of California, Inc.

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT is effective as of February 1, 2004 (“Effective Date”) between Nanofluidics, Inc. (“LICENSEE”), a corporation of the State of Delaware, that has a principal place of business at 31 Dutch Mill Road, Ithaca, New York 14850, and Cornell Research Foundation, Inc. (“FOUNDATION”), a non-profit corporation of the State of New York, having an office at 20 Thornwood Drive, Suite 105, Ithaca, NY 14850. FOUNDATION and LICENSEE (individually “Party” and collectively, “Parties”) hereby agree as follows:

ARTICLE 1: INTRODUCTION

1.1	FOUNDATION is a wholly owned subsidiary of Cornell and holds the ownership interests of patents, trademarks, copyrights, and proprietary materials made by Cornell’s employees and administers licenses in a manner consistent with the policies of Cornell.

1.2	The Technology outlined in FOUNDATION dockets: […***…] have been invented by employees of Cornell University (“Cornell”), assigned to FOUNDATION, and FOUNDATION has filed for patent protection on such inventions related to Technology

1.3	LICENSEE desires to obtain the right to develop and to commercialize the Technology.

1.4	The work leading to the Technology was supported in part by an agency of the United States Government, and FOUNDATION is obligated to comply with United States OMB Circular A-124 and 37 CFR Part 401. This license is subject to the applicable terms of United States Government regulations concerning Government funded inventions.

1.5	The Parties agree to the terms and conditions hereinbelow in order to develop the Technology for commercial purposes, and utilize them in the public interest.

ARTICLE 2: DEFINITIONS

2.1	“Affiliate” shall mean (1) any corporation or other noncorporate entity owning directly, or indirectly controlling, […***…] of the stock normally entitled to vote for election of directors of LICENSEE; (2) any corporation owned or controlled by LICENSEE through ownership of […***…] of the stock entitled to elect directors or any other entity actually controlled by LICENSEE, (3) any corporate or noncorporate entity under common control with LICENSEE.

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2.2	“Applications” shall mean United States Patent Application entitled […***…] serial number […***…] filed […***…], […***…] serial number […***…] filed […***…], […***…] filed […***…] and […***…] serial number […***…] filed […***…] and any other United States patent applications that may be filed on Technology, and any continuations, continuations-in-part, divisions of these applications, and any foreign patent applications that correspond to United States patent applications.

2.3	“Patents” shall mean United States Patent Number […***…] issued […***…], United States Patent Number […***…] issued […***…], United States Patent Number […***…] issued […***…], United States Patent Number […***…] issued […***…], any corresponding foreign patent applications, and any patent that issues on Applications, including any reissues and reexaminations.

2.4	“Exclusive” shall mean that during the term of this Agreement FOUNDATION will not grant commercial rights to Technology to any other party.

2.5	“Field-of-Use” shall mean […***…].

2.6	“Licensed Territory” shall mean all territories in the world where there are pending Applications or unexpired Patents that have not been declared invalid in an unappealed decision by a court having jurisdiction

2.7	“License Year” shall mean each twelve-month period beginning on January 1 and ending on December 31. However, the first License Year (alternatively, License Year 1) shall commence on the Effective Date and end on December 31 of the same calendar year.

2.8	“Products” shall mean any product or service which is covered by claims in Applications or Patents or which are made by a process which is covered by claims in Applications or Patents and any services which is covered by claims in Applications or Patents.

2.9	“Net Sales” shall mean the gross amount received for sales and other dispositions of Products by LICENSEE, and Sublicensees, to an independent third party on an arm’s length basis less (i) all trade, quantity, and cash discounts actually allowed on Products, including discounts or rebates to governmental or managed care organizations; (ii) all credits and allowances actually granted on Products on account of rejection, returns, billing errors, and retroactive price reductions, (iii) charges for freight, insurance and other transport costs related to the delivery of the product; (iv) duties actually paid on Products; and (v) excise, sale and use taxes, and equivalent taxes or charges actually paid on Products.

2.10	“Sublicense” shall mean a rights-granting contract with an independent third party other than an Affiliate in which LICENSEE conveys rights granted to LICENSEE in 4.1 and 4.2 of this Agreement.

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2.11	“Sublicensees” shall mean any entity granted a Sublicense by LICENSEE, and acceptable to FOUNDATION, under this Agreement.

2.12	“Technology” shall mean the novel methods, compositions and devices contained in the following FOUNDATION Dockets […***…] which are described in United States Patent Number […***…] issued […***…], United States Patent Number […***…] issued […***…], United States Patent Application Number […***…] filed […***…], United States Patent Application Number […***…] filed […***…], United States Patent Application Number […***…] filed […***…], United States Provisional Patent Application Number […***…] filed […***…], and United States Provisional Patent Application Number […***…] filed […***…] and any other United States patent applications that may be filed on the listed FOUNDATION Dockets, and any other patent applications, continuations, continuations-in-part, divisions of these applications related thereto, and any foreign patent applications that correspond to United States patent applications. FOUNDATION shall use reasonable efforts to assist LICENSEE in accord with any LICENSEE funded sponsored research undertaken at Cornell and separately contracted with Cornell’s Office of Sponsored Programs

2.13	“Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application within the Applications and Patents that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

ARTICLE 3: APPLICATIONS AND PATENTS

3.1	FOUNDATION shall hold title to all Applications and Patents.

3.2	FOUNDATION agrees to use reasonable efforts to file and prosecute Applications and maintain Patents. At any time during the term of this Agreement, LICENSEE may elect in writing to be released from its license in any of the Patents or Applications, in which event LICENSEE shall thereafter have no obligation to reimburse FOUNDATION for any future expenses relating to such Patents or Applications, and FOUNDATION shall have the option at its sole discretion and expense to file, prosecute, maintain and license to a third party such Patents or Applications.

3.3	[…***…] for preparation, filing, prosecution and maintenance of Applications and Patents except for those Applications and

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Patents for which it has waived its rights, in writing, as described in Section 3.2. Such reimbursable expenses […***…]. Such expenses shall be paid to FOUNDATION by LICENSEE within thirty (30) days of receipt of an invoice therefore unless FOUNDATION has otherwise agreed, in writing. LICENSEE shall […***…] by LICENSEE for reimbursable expenses under this agreement.

3.4	FOUNDATION shall have final authority over selection of patent attorneys and all decisions concerning filing and prosecution of Applications and maintenance of Patents. However, FOUNDATION shall keep LICENSEE informed of its filing, prosecution and maintenance activities, such information to include without limitation copies of all documents related to the filing, prosecution and maintenance of Applications and Patents, and shall give LICENSEE the option to actively participate, including the right to co-counsel, in making major decisions concerning such activities.

ARTICLE 4: LICENSE GRANT AND COMMERCIAL EFFORTS

4.1	Subject to the terms and conditions of this Agreement and to the rights of and obligations to the United States Government as set forth in United States Office of Management & Budget Circular A-124 or 37 CFR Part 401 et seq., FOUNDATION hereby grants and LICENSEE hereby accepts an EXCLUSIVE right to make, use, sell, offer for sale, lease, import, export or otherwise dispose of Products under Applications and Patents in Field-of-Use in Licensed Territory for the term of this Agreement as specified in Section 7.1.

(i)	The right of LICENSEE to make Products includes the right to have Products made by contract with third parties within the Licensed Territory. Such contractual arrangements with third parties shall be subject to and conditioned upon appropriate supervision and quality assurance and control of the third party by LICENSEE and the third party shall be bound in writing to respect all rights of FOUNDATION.

4.2	LICENSEE shall also have the right to grant Sublicenses under this Agreement, […***…]. LICENSEE agrees to provide FOUNDATION a copy of any Sublicense granted pursuant to this Article 4. Sublicenses under this Agreement will be considered to be Confidential Information as specified in Section 8.2. Any such Sublicense shall contain provisions that are consistent with all the provisions of this Agreement which are protective of and beneficial to FOUNDATION. FOUNDATION shall have the right to require that said Sublicense be terminated in the event that a Sublicense materially breaches the above provision. LICENSEE shall be responsible to FOUNDATION for the […***…]. LICENSEE shall […***…] of any up-front Sublicense fees, or other up-front consideration, not including (i) payments made in consideration of the LICENSEE’S issuance of equity, or debt securities of the LICENSEE and (ii) payments made to LICENSEE in consideration of or as support for research and development activities. LICENSEE’S obligation to pay FOUNDATION’S share of Sublicense consideration described above shall be considered incurred as of the date on which such Sublicense consideration is received by LICENSEE.

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4.3	FOUNDATION and Cornell retain an irrevocable, nonexclusive, and nontransferable right to practice for their own educational and research purposes, the inventions claimed in Applications and Patents and such purposes shall include limited, non-commercial collaboration with other non-profit research institutes as long as it does not adversely affect or compete with the business of LICENSEE as determined by an objective third party acceptable to both parties.

4.4	Nothing in this Agreement shall be construed to give LICENSEE rights in any inventions currently owned or developed in the future by FOUNDATION or Cornell other than those explicitly specified in this Agreement. Nothing in this Agreement shall be construed to give FOUNDATION rights in inventions currently owned or developed in the future by LICENSEE other than those explicitly specified in this Agreement.

4.5	The rights granted by this Agreement are to LICENSEE alone and not to any third parties or to any subsidiary or Affiliate of LICENSEE. However, LICENSEE may transfer this Agreement by way of sale of LICENSEE, through merger, sale of assets and/or sale of stock. LICENSEE shall provide written notice to FOUNDATION of any such transfer.

4.6	LICENSEE shall use reasonable commercial efforts, consistent with sound and reasonable business practices and judgment, to affect commercialization of Products as soon as practicable and to maximize sales thereof. Failure of LICENSEE to meet the diligence milestones of this Section 4.6 shall be a material breach of this Agreement.

(i)	In the event that the FOUNDATION identifies any other markets for DNA sequencing in Licensed Territory and/or other Products and/or geographical area markets as significant, LICENSEE shall agree in writing to evaluate the potential for commercialization therein itself or through appropriate Sublicense in a timely manner. If LICENSEE elects not to pursue said commercialization in said market(s) or in FOUNDATION’s sole judgment LICENSEE has failed to evaluate such commercialization, then LICENSEE agrees to Sublicense with reasonable commercial terms to a Sublicensee for said market(s) or terminate this LICENSEE’S rights under this Agreement only for said significant Products and/or geographical area markets

(ii)	FOUNDATION may terminate this Agreement if LICENSEE has not sold Product for any period of one (1) year after the end of the […***…] License Year.

4.7	Beginning with the first (1st) License Year, within sixty (60) days after the start of each License Year and until LICENSEE markets Products, LICENSEE shall make a written annual report to FOUNDATION covering the preceding License Year, regarding the progress of LICENSEE toward commercial use of Products. Such report shall include, at a minimum, information sufficient to enable FOUNDATION to satisfy reporting requirements of the United States Government and for FOUNDATION to ascertain progress by LICENSEE toward meeting the reasonable commercial efforts of this Article 4. LICENSEE shall provide these reports with the royalty report specified in Article 5. Such report will be considered to be Confidential Information as specified in Section 8.2.

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4.8	LICENSEE shall not use, nor shall LICENSEE permit Sublicensee to use, the names, trademarks and indicia of FOUNDATION or of Cornell, nor the names of any employee, student or faculty member of FOUNDATION nor of Cornell without prior written approval from FOUNDATION, which will not be unreasonably withheld.

4.9	LICENSEE shall alone have the obligation to ensure that Products it makes, uses, sells, offers for sale, leases, imports, exports, or otherwise disposes of are not defective, that Products satisfy all applicable government regulations and that export of Products satisfies government export requirements.

ARTICLE 5: PAYMENTS, ROYALTIES, REPORTS AND RECORDS

5.1	As consideration for entering into this Agreement, […***…], in the event that LICENSEE […***…] related series of transactions with total proceeds to LICENSEE of at least […***…] (a “Major Financing”) and following such Major Financing, FOUNDATION’S “Equity Ownership” of LICENSEE, which includes the shares of LICENSEE’S non-voting Common Stock then held by FOUNDATION (or any shares of LICENSEE’S voting common stock issued upon conversion thereof), is less than […***…] of LICENSEE’S outstanding capital stock (including all outstanding common stock, preferred stock, options or warrants to purchase common or preferred stock, and any options reserved for issuance under any equity incentive plan, hereinafter referred to as “on a fully diluted basis”); then

(a)	LICENSEE shall issue to the FOUNDATION, pursuant to a common stock purchase agreement in the form attached hereto as Exhibit B, that number of shares of common stock equal to the number of shares necessary to increase FOUNDATION’S Equity Ownership to […***…] of LICENSEE’S outstanding capital stock, following such Major Financing, on a fully diluted basis. If the Major Financing exceeds […***…], LICENSEE will not issue any shares of common stock to provide an adjustment to FOUNDATION’S Equity Ownership for the amount of the Major Financing in excess of […***…]; and

(b)	LICENSEE shall grant to FOUNDATION the same registration and information rights granted to the investors in the Major Financing.

(c)	LICENSEE will use its commercially reasonable efforts to cause the common stock issued pursuant to Section 5.1(a) hereof to not be subject to any lock-up periods that may be required in connection with the LICENSEE’S initial public offering.

A Major Financing shall only include the first financing of LICENSEE that meets the […***…] proceeds threshold.

5.2	FOUNDATION hereby consent to any conversion of the non-voting Common Stock held by it to voting Common Stock in connection with the Major Financing.

5.3	FOUNDATION hereby agrees that all previous provisions of, rights granted and covenants made regarding the issuance of the LICENSEE’S capital stock are hereby waived, released and superseded in their entirety by the provisions of this Section 5 and shall have no further force or effect.

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5.4	For the license granted hereunder, commencing on the date of the first commercial sale of Product, LICENSEE shall pay or cause to be paid to FOUNDATION a royalty of […***…] on Net Sales of Products on a country by country basis […***…]. In the event that Products incorporate at least one claim described in third party […***…] (each such third-party […***…] being defined as a “Non-Foundation Right”) the royalty shall be (i) the amount of Net Sales for the Products incorporating Non-Foundation Rights, (ii) multiplied by […***…], and (iii) […***…]. Such stacking shall become effective on LICENSEE providing reasonable evidence to FOUNDATION that additional Applications or Patents are applicable to the Product. In the event of a disagreement as to the inclusion of any […***…], the Parties agree that an independent neutral party shall be consulted to determine the appropriateness of inclusion of the […***…] such royalty calculation.

5.5

Beginning with the […***…] License Year and in each License Year thereafter, LICENSEE shall pay FOUNDATION a minimum annual royalty for that License Year. Payment shall be due within thirty (30) days of the first day of the License Year and […***…] and the royalty reports required under Section 5.7 should reflect […***…]. None of the minimum annual royalties are refundable or applicable to a succeeding License Year. Such minimum annual royalty payments shall be made according to the following schedule and […***…]:

License Year	Payment Due Date	Min. Royalty Payment
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

5.6	Royalties shall be payable only once with respect to the same unit of Products.

5.7

LICENSEE shall provide FOUNDATION with semi-annual written reports, due June 30th and December 31st of each License Year, of all sales, leases or other dispositions of Products by LICENSEE and Sublicensees. In order to minimize LICENSEE time spent on royalty reports, a brief one-page Royalty Report Form is provided in Exhibit A that will satisfy FOUNDATION’S reporting requirements. The report shall be made within thirty (30) days of the end of each semiannual period. FOUNDATION agrees to keep the information in these reports confidential, except as may be necessary to maintain an action against LICENSEE for breach of this Agreement. Royalty payments for sales, leases, and other dispositions of the Products invoiced during a semi-annual period shall accompany the Royalty Report Form for that particular semi-annual period. The Royalty Report Form shall be submitted regardless of whether or not royalties are owed. Payments shall be made in United States dollars, Conversion from foreign currencies,

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if any, shall be based upon the conversion rate published in The Wall Street Journal on the last day of the particular semi-annual accounting period (or on the last business day on which The Wall Street Journal is published during said semi-annual period) for which royalties are due. Royalty checks shall be made payable to Cornell Research Foundation and mailed to the address specified in section 13.4.

5.8	LICENSEE shall keep and maintain, and LICENSEE shall require that Sublicensees keep and maintain, any and all records necessary to certify compliance of LICENSEE with the terms of this agreement, including but not limited to accounting general ledgers, Sublicense and distributor agreements, price lists, catalogs, marketing materials, audited financial statements, income tax returns, sales tax returns, inventory records, and shipping documents of Products. Such records shall be open to inspection at reasonable times by a certified public accountant chosen by FOUNDATION and acceptable to LICENSEE, which shall not unreasonably withhold such acceptance. Such inspection shall be made at FOUNDATION’S expense. However, if the results of any audit reveal additional royalties owed to FOUNDATION that differ by more the […***…] percent) from those royalties already paid, LICENSEE shall also reimburse FOUNDATION for the costs of the audit. FOUNDATION agrees to hold such records confidential, except as may be necessary to maintain an action against LICENSEE for breach of this Agreement. The records required by this paragraph shall be maintained and available for inspection for a period of six (6) years following the calendar quarter to which they pertain. This paragraph shall survive termination of this Agreement.

5.9	LICENSEE shall reimburse FOUNDATION for the expenses specified in Section 3.3 within thirty (30) days of written invoice from FOUNDATION. Such invoice shall specify the date the expense was incurred, the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense), and the Applications or Patents to which the expense relates,

5.10	Payments due under Sections 5.1 and 5.5 shall be considered late if not received by the dates specified in Sections 5.1 and 5.5 respectively, whether invoiced or not. Payments due under Section 5.9, and any other payments due under this Agreement, other than the payments due under Sections 5.1 and 5.5 and royalty payments, shall be considered late if not received within sixty (60) days of the date of invoice. Royalty payments due under Section 5.7 of this Agreement and payment of FOUNDATION’S share of Sublicense consideration shall become late if not paid within sixty (60) days after the end of the semi-annual in which the payment obligation was incurred. Late payments […***…].

5.11	LICENSEE agrees to make a written report to FOUNDATION within ninety (90) days after the expiration of this Agreement pursuant to Section 7.1. LICENSEE shall continue to make reports pursuant to the provisions of this Section 5.7 concerning royalties payable in accordance with Section 5.4 in connection with the sale of Products after expiration of the license, until such time as all such Products produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay FOUNDATION all applicable royalties.

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ARTICLE 6: INFRINGEMENT

6.1	In the event that either party determines that a third party is making, using, selling, offering for sale, or importing a product that may infringe Patents, it will promptly notify the other party in writing. LICENSEE may elect, with the prior written consent of FOUNDATION, to bring suit against such alleged infringer. Such election must be made within thirty (30) days of receipt of said written consent from FOUNDATION. All recoveries in such suit shall belong to LICENSEE except that LICENSEE may elect to grant FOUNDATION the right to elect to pay up to fifty percent (50%) of the litigation costs and receive a percentage of any recovery equal to the percentage of litigation costs paid. If such suit involves claims of infringement of Non-Foundation Rights, FOUNDATION’S right of election to pay litigation costs and corresponding rights in recovery shall be limited to 50% multiplied by the fraction expressed in section 5.4 (iii). FOUNDATION must make such election within thirty (30) days of its receipt of notice that LICENSEE has elected to bring suit. FOUNDATION shall also have the right to choose to be represented by separate counsel in any such suit at its own expense. Such expense for separate counsel shall not be considered as part of “litigation costs” for purposes of determining FOUNDATION’S share of any recovery in accordance with the sentence above. If LICENSEE elects not to bring a suit against the alleged infringer, it shall promptly notify FOUNDATION of that fact and FOUNDATION shall have the right to commence such actions at its own cost and expense, in which case any recoveries shall belong to FOUNDATION. In such suits by FOUNDATION, LICENSEE shall have rights of participation and recovery that are the same as FOUNDATION rights as provided above when LICENSEE elects to sue, except in this case the fraction expressed in section 5.4 (iii) shall not be applied.

6.2	Regardless of which party controls a suit brought against an infringer, both parties shall participate in any settlement discussions and each will be a signatory to any settlement agreement.

ARTICLE 7: TERM AND TERMINATION

7.1	This Agreement shall commence on Effective Date, and shall continue as a Field-of-Use Exclusive license until the last of all Patents has either expired or been invalidated in an unappealed decision by a court having jurisdiction so long as LICENSEE’S covenants under the Agreement are being performed and the LICENSEE is in good standing, and provided this Agreement is not earlier terminated as provided for herein.

7.2	FOUNDATION may terminate this Agreement if LICENSEE:

(i)	is in default in payment of license fees, royalties or cost reimbursements or in providing reports;

(ii)	is in material breach of any provision of this Agreement;

(iii)	provides any false report;

(iv)	if LICENSEE does not have Products available for commercial sale prior to […***…];

(v)	has not sold Products for any period of one (1) year after the end of the […***…] License Year;

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(vi)	if LICENSEE fails to provide written notice to FOUNDATION for the transfer of this Agreement upon the sale of LICENSEE in accordance to Section 4.5 or for a Sublicense of this Agreement in accordance with Section 4.2 and LICENSEE fails to remedy any such default, breach, or false report within sixty (60) days after receiving written notice thereof by FOUNDATION.

7.3	LICENSEE may terminate the license granted hereunder at any time upon sixty (60) days notice to FOUNDATION. FOUNDATION agrees that any expenses initiated by FOUNDATION during the sixty (60) day termination period will not be LICENSEE’S financial obligation although all other obligations under this Agreement shall continue to accrue during the sixty (60) day notice period, including the obligation to make any payments due under this Agreement.

7.4	Upon termination of this Agreement for any reason, including the end of term as specified above, all rights and obligations under this Agreement shall terminate, except those that have accrued prior to termination and except as specified in this Agreement.

ARTICLE 8: PUBLICATION AND CONFIDENTIALITY

8.1	It is the policy of FOUNDATION and Cornell to promote and safeguard free and open inquiry by faculty, students and others. To further this policy, FOUNDATION and Cornell shall retain the right to publish information described in Applications and Patents.

8.2	Both parties agree to keep any information identified as confidential by the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information, except as may be necessary to maintain an action against LICENSEE for breach of this Agreement or to audit LICENSEE as specified under Section 5.8. “Confidential Information” shall include the progress report required under Section 4.7 and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the parties hereto. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(a)	LICENSEE or FOUNDATION can show by written record that it possessed the information prior to its receipt from the other party;

(b)	The information was already available to the public or became so through no fault of the LICENSEE or FOUNDATION;

(c)	The information is subsequently disclosed to LICENSEE or FOUNDATION by a third party that has the right to disclose it free of any obligations of confidentiality; or

(d)	Five years have elapsed from the expiration of this Agreement.

ARTICLE 9: ARBITRATION AND JUDICIAL REMEDIES

9.1	If a controversy arises under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, the parties shall endeavor to resolve such controversy or dispute by mutual, good faith conciliation and mediation and, failing that, may mutually agree to settle the controversy or dispute by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

(i)	Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and FOUNDATION within thirty (30) days of such arbitration request. If the parties fail to mutually agree upon said third party arbitrator within the allotted thirty days, then the arbitration will be by a panel of three arbitrators comprising one arbitrator selected by each party within a further thirty (30) day period and a third arbitrator selected by the preceding two arbitrators. If one party fails to select an arbitrator within the allotted thirty day period, then said arbitration panel will consist solely of the arbitrator chosen by the other party.

(ii)	The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the New York Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

(iii)	Any arbitration shall be held at Ithaca, NY, unless the parties hereto mutually agree in writing to another venue.

9.2	FOUNDATION reserves the right and power to proceed with direct judicial remedies against LICENSEE without conciliation, mediation or arbitration for breach of the royalty payment and sales reporting provisions of this Agreement after giving written notice of such breach to LICENSEE followed by an opportunity period of thirty (30) days in which to cure such breach. In collecting overdue royalty payments and securing compliance with reporting obligations, FOUNDATION may use all judicial remedies available.

ARTICLE 10: INDEMNIFICATION

10.1	LICENSEE agrees to indemnify and hold harmless FOUNDATION and Cornell and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, damages, expenses, losses and improper business practices arising out of (i) the manufacture, use, sale, or other disposition of Patents or Products by LICENSEE, Sublicensee, or their customers, (ii) a third party’s use of a Products purchased, leased, or otherwise acquired from LICENSEE or Sublicensee, (iii) a third party’s manufacture or provision of a Products at the request of LICENSEE or Sublicensee.

10.2	FOUNDATION shall not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. FOUNDATION shall not have any responsibilities or liabilities whatsoever with respect to Products.

10.3	LICENSEE and Sublicensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

10.4	LICENSEE agrees to obtain and maintain insurance against liability, damage, destruction and loss comparable to that which is maintained by companies in similar businesses at similar stages in their growth.
10.5	The provisions of this article shall survive termination of this Agreement.

ARTICLE 11: WARRANTIES AND LIMITATIONS

11.1	FOUNDATION and LICENSEE each represent and warrant that they have the right to enter into this Agreement. FOUNDATION warrants that it has the right to convey to LICENSEE the rights granted under this Agreement.

11.2	FOUNDATION warrants that is the owner of Applications and Patents.

11.3	FOUNDATION makes no representation or warranty that Applications will result in issued Patents.

11.4	FOUNDATION makes no representations or warranties concerning the validity or scope of Patents.

11.5	FOUNDATION does not warrant that Products made, used, sold, leased, imported, exported or otherwise disposed of under the license of this Agreement is or will be free from infringement of patents of third parties.

11.6	Nothing herein shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of FOUNDATION or Cornell or other persons other than Patents, regardless of whether such patents or other rights are dominant or subordinate to any Patents.

11.7	FOUNDATION is under no obligation to furnish any technology or information other than that described and claimed in Applications and Patents.

11.8	Nothing herein shall be construed to grant LICENSEE rights under any applications or patents other than Applications and Patents.

11.9	FOUNDATION does not make any representations, extend any warranties of any kind, express or implied, or assume any responsibility whatever concerning the manufacture, use, or sale, lease or other disposition by LICENSEE or its vendees or transferees of Products.

11.10	Except as expressly set forth in this Agreement, FOUNDATION MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

ARTICLE 12: MARKING

12.1	Prior to the issuance of patents on the Applications, LICENSEE shall mark, and agrees to require that Sublicensees shall mark, Products (or their containers or labels) made, sold, leased, imported, exported or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more Patents, with the numbers of Patents.

ARTICLE 13: MISCELLANEOUS PROVISIONS

13.1	Terms in this Agreement which appear capitalized, other than the names of the parties and article headings, have the meanings given in Article 2 and retain those meanings whether used in the singular or plural.

13.2	This Agreement shall be binding upon and be to the benefit of the Parties hereto and their heirs, successors and assignees. However, neither Party shall assign this Agreement, in whole or in part, without the written consent of the other.

13.3	All issues and questions concerning the construction, validity and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of such other jurisdiction would ordinarily apply. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State court sitting in Tompkins County, State of New York or Federal court sitting in Syracuse, New York over any suit, action or proceeding arising out of or relating to this Agreement and agree that no such suit, action or proceeding shall be brought in any other court, forum or jurisdiction. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.4	All notices required or permitted hereunder shall be in writing and be served on the parties at the addresses set forth below. Any such notices shall be either (a) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when delivery is made according to the records of such courier, (b) sent by facsimile, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice by facsimile or personal delivery and delivered after 5:00 p.m., Eastern Daylight Time, shall be deemed received on the next Business Day. A party’s address may be changed by written notice to the other parties; provided, however, that no notice of a change of address shall be affected until actual receipt of such notice.

In the case of FOUNDATION:

President

Cornell Research Foundation, Inc.

20 Thornwood Drive, Suite 105

Ithaca, NY 14850

In the case of LICENSEE:

President

Nanofluidics, Inc.

31 Dutch Mill Road

Ithaca, NY 14850

13.5	No term or provision of this Agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

13.6	This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by the parties hereto.

13.7	In the event any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

13.8	This Agreement constitutes and contains the entire agreement of the parties respecting its subject matter and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether written or oral, between the parties respecting its subject matter.

IN WITNESS of this Agreement, FOUNDATION and LICENSEE have caused this Agreement to be executed by their duly authorized officers on the dates indicated.

Cornell Research Foundation, Inc.		Nanofluidics, Inc.

By:	/s/ Richard S. Cahoon	By:	/s/ Stephen W. Turner
	Richard S. Cahoon		Stephen W. Turner

Title:	Senior Vice President	Title:	President

Date:	March 2, 2004	Date:	March 2, 2004

EXHIBIT A - ROYALTY REPORT

Report royalty payment information to the Cornell Research Foundation, Inc (CRF) using the report format or facsimile attached to these instructions. This minimal information must be provided in order to correctly record royalty related events required by your license agreement with CRF.

Use a separate report to record royalty information for each license agreement. For each licensee agreement, report royalty sales by CRF docket number, which identifies the technology. List each contributing technology if more than one technology is used to produce a royalty generating process/product. This level of detail permits evaluation of the use of each technology under license with your company.

Submit this information along with appropriate payment to:

Cornell Research Foundation, Inc.

ATTN: Finance and Accounting

20 Thornwood Drive, Suite 105

Ithaca, NY 14850

(607) 257-1081

www.crf.cornell.edu

For your convenience, payments may be made by FEDWIRE or ACH to:

Tompkins Trust Company

The Commons

Ithaca, NY 14851

(607) 273-3210

www.tompkinstrust.com

Account: […***…], ABA: […***…]

*** Confidential Treatment Requested

ROYALTY REPORT – [licensee NAME]

LICENSEE NAME:	CRF LICENSE NUMBER:

REPORTING PERIOD:

Individual to contact concerning this information:

Name:	Phone # or email ID:

For each product/item subject to a royalty payment provision, provide the following information as applicable.

PRODUCT/ITEM:

CRF Docket Number	Country	Number of Units/Products Sold	Gross Sales By Country	Net Sales By Country	Royalty Rate	Less Minimum Royalty Payment Made	Net Royalty Payment Made

Total Payment

16